EXHIBIT 18

                              THE PBHG FUNDS, INC.

                                   Rule 18f-3
                               Multiple Class Plan
                                  (the "Plan")

                                November 25, 1995

     The PBHG Funds, Inc. (the "Fund"), a registered investment company that currently consists of the separately managed portfolios listed in Schedule A hereto (each, a "Portfolio" and, collectively, the "Portfolios"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares in each Portfolio.

A.   Attributes of Share Classes

     1. The rights of each class of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each Class (each a "Certificate") as each such Certificate is approved by the Fund's Board of Directors and as attached as Schedule B hereto.

     2. With respect to each class of shares created hereunder, each share of a Portfolio will represent an equal pro rata interest in the Portfolio and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any shareholder servicing fees ("Rule 12b-1 fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") and will separately bear any other service fees ("service fees") that are made under any servicing agreement entered into with respect to that class, which are not contemplated by or within the scope of the Rule 12b-1 Plan; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio's operations which are directly attributable to such class ("Class Expenses"); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.       Expense Allocations

         Expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to each class of shares associated with any Rule 12b-1 Plan or any service fees relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

         Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).


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C.   Amendment of Plan; Periodic Review

     This Plan must be amended to describe properly (through additional exhibits hereto) each new class of shares, upon the approval of each new class by the Board of Directors.

     The Board of Directors of the Fund, including a majority of the independent Directors, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan.



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                                   SCHEDULE A

                              THE PBHG FUNDS, INC.

                               Name of Portfolios

                                PBHG Growth Fund
                            PBHG Emerging Growth Fund
                             PBHG International Fund
                             PBHG Cash Reserves Fund
                             PBHG Select Equity Fund
                           PBHG Large Cap Growth Fund
                      PBHG Technology & Communications Fund
                              PBHG Core Growth Fund
                                PBHG Limited Fund
                             PBHG Large Cap 20 Fund
                            PBHG Large Cap Value Fund
                             PBHG Mid-Cap Value Fund
                        PBHG Strategic Small Company Fund
                            PBHG Small Cap Value Fund



Date: April 23, 1997


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                                   SCHEDULE B

                              THE PBHG FUNDS, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                                PBHG Class Shares

1.   Class-Specific Distribution Arrangements; Other Expenses.

     PBHG Class Shares are sold without a sales charge and are not subject to any Rule 12b-1 fee or service fees.

2.   Exchange Privileges.

     PBHG Class Shares of each Portfolio may be exchanged for PBHG Class Shares of each other Portfolio of the Fund. Shareholders are limited to four exchanges into and out of the PBHG Cash Reserves Fund per year.

3.   Voting Rights.

     Each PBHG Class shareholder will have one vote for each full PBHG Class Share held and a fractional vote for each fractional PBHG Class Share held. PBHG Class shareholders will be entitled to vote on issues relating to PBHG Class Rule 12b-1 expenses (including any Rule 12b-1 Plan), and on other matters submitted to shareholders in which the interests of PBHG Class differ from the interests on any other class.

4.   Conversion Rights.

     PBHG Class Shares do not have a conversion feature.


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                              THE PBHG FUNDS, INC.
                        CERTIFICATE OF CLASS DESIGNATION

                               Trust Class Shares

1.   Class-Specific Distribution Arrangements; Other Expenses

     Trust Class Shares are sold without a sales charge, but are subject to a Rule 12b-1 fee. This fee will be paid to compensate financial intermediaries, plan fiduciaries and investment professionals ("Service Providers") at an annual rate of up to .25% of each Fund's average daily net assets attributable to Trust Class Shares as compensation for providing personal services, distribution support services, and/or account maintenance services to shareholders or to the underlying beneficial owners of Trust Class Shares or to insurance companies or their affiliates for providing similar services for which they are not otherwise compensated by variable annuity or variable life insurance contract holders. The Fund, on behalf of the applicable Fund, will make monthly payments to Service Providers under the Service Plan based on the average net asset value of Trust Class Shares that are serviced or supported by such Service Providers.

2.   Exchange Privileges.

     Trust Class Shares of each Fund may be exchanged for Trust Class Shares of each other Portfolio offering Trust Class Shares. Shareholders are limited to four exchanges into and out of the PBHG Cash Reserves Fund per year.

3.   Voting Rights.

     Each Trust Class shareholder will have one vote for each full Trust Class Share held and one fractional vote for each fractional Trust Class Share held. Trust Class shareholders will be entitled to vote on issues relating to Trust Class Rule 12b-1 fees (including any Rule 12b-1 plan), and on other matters submitted to shareholders in which the interests of Trust Class differ from the interests of any other class.

4.   Conversion Rights.

     Trust Class Shares do not have a conversion feature.


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